Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Heritage Commerce Corp of our report dated March 16, 2010 with respect to the consolidated financial statements and effectiveness of internal control over financial reporting of Heritage Commerce Corp, which report appears in the 2009 Form 10-K of Heritage Commerce Corp, and the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Costa Mesa, California
July 22, 2010